Date:	October 12, 2005
To:	1) The Star Press 2) The Hoosier Banker 3) Chronicle Tribune 4) Times Union 5) The News Gazette
Contact:	Dave Heeter, CEO dheeter@mfsbank.com 765.747.2800
RE:	Lynne D. Richardson named to MutualFirst Financial Board

Muncie, Indiana, October 12, 2005 - MutualFirst Financial, Inc. and Mutual Federal Savings Bank announced today that Lynne D. Richardson has been elected to serve on the boards of MutualFirst Financial and Mutual Federal Savings Bank.

"Lynne is a significant addition to our boards. She has a proven leadership record across all business disciplines, particularly in sales and marketing," stated Wil Davis, Chairman of MutualFirst Financial and Mutual Federal. "Her addition will be very instrumental in supporting and directing our success going forward."

Richardson is currently the Dean of the Miller College of Business at Ball State University. Dave Heeter, CEO of MutualFirst and Mutual Federal added, "Dean Richardson brings enthusiastic leadership to our Boards in areas of strategic focus. Her role in leading an outstanding business college will be beneficial to our Corporation." She received her PhD from the University of Alabama, her MBA from the University of Alabama at Birmingham and BBA from the University of Montevallo. She also serves as a Professor of Marketing in the Miller College of Business.

Very active in the community, Ms. Richardson is President of the Board of Directors of the American Heart Association and a Board member of the United Way of Delaware County, where she is currently serving as the Leadership Giving Chair.

Nationally she serves on the Board of Directors of the AACSB International, the leading global accreditation organization for business schools. Ms. Richardson is also a member of the Beta Gamma Sigma Board of Governors; the honor society for AACSB accredited business schools.

Lynne is married to Woody and they have three children ages, 12, 10 and 9.

Mutual Federal Savings Bank has served the customer's financial needs since 1889. They are a full-service financial institution with assets of more than $950 million, and 20 offices serving Delaware, Grant, Kosciusko and Randolph counties in Northeastern Indiana. Mutual Federal remains a leading residential lender in each of their markets and is a wholly owned subsidiary of MutualFirst Financial, Inc. The company is traded on NASDAQ under the symbol MFSF, and can be found on the Internet at www.mfsbank.com.